Exhibit 10.19

English translation of the executed copy

EQUITY PLEDGE AGREEMENT

THIS AGREEMENT is entered into between the following parties on January 1, 2007:

Party A: Shenyang Sunshine Pharmaceutical Company Limited (Pledgee)

Legal Address: No.3 1A No.10 Road of Shenyang Economic and Technological Development Zone

Party B: Dan Lou (Pledgor)

Identity Card Number: 210102193503076017

Whereas,

1.	Party A is a wholly owned foreign enterprise (“WOFE”) established in Liaoning Province of the People’s Republic of China (hereinafter the “PRC”) which originally held 90% equity interesting in Liaoning Sunshine Pharmaceutical Company Limited (hereinafter the “Liaoning Sunshine”), all of which was transferred to Party B pursuant to an Equity Transfer Agreement entered into with Party B on November 10, 2006;

2.	Party B is a Chinese citizen. On November 10, 2006, Party B and Party A entered into an Equity Transfer Agreement pursuant to which Party B acquired from Party A 90% equity of Liaoning Sunshine; Party B also entered into another equity transfer agreement pursuant to which Party B acquired from Shenyang Keweier Advance Technology Company Limited 10% equity of Liaoning Sunshine. The registration process for the relevant transfers has been completed. As of the date hereof, Party B is legally holding 100% equity of Liaoning Sunshine;

3.	Liaoning Sunshine is a company with limited liability incorporated and validly subsisted according to the laws of the PRC, the business scope of which covers the sale of bio-products (including bio-pharmaceuticals), biochemical medicines, chemical preparations, antibiotics, prepared traditional Chinese medicines (efficacious before 31 December 2009) and diagnostic medicines; the sale of three types of medical equipment (items subject to approval by licneses (efficacious before August 17, 2010); the manufacture, sale of special nutrition food; the self-operation and agency of various commodities and technologies and their export and import (excluding those under restricted operation or prohibited to import and export by the State). Its registered capital is RMB 15 million. Party B, through equity transfer, becomes the legitimate shareholder of Liaoning Sunshine;

4.	In accordance with the Purchase Agreement for Acquisition of Equity Interest and the Voting Rights Agreement signed by Party A and B on December 1, 2006, Party A made a payment of RMB13,500,000 to Party B as the prepayment of the acquisition of 100% equity interest of Liaoning Sunshine and Party B agreed to consult with Party A prior to and follow Party A’s instruction when exercising its shareholder’s rights in Liaoning Sunshine. Given the above, Party B proposed to have its 100% equity interest in Liaoning Sunshine serve as a guarantee for the performance of the above Purchase Agreement for Acquisition of Equity Interest and the Voting Rights Agreement.

In witness thereof, through friendly negotiations, Party A (hereinafter referred to as the “Pledgee”) and Party B (hereinafter referred to as the “Pledgor”) hereby agree as follows:

1. Definition

Unless otherwise requires hereunder, the following expressions shall have the following meanings:

1.1	“Pledge”: all content set out in Article 2 of this contract.

1.2	“Equity”: 100% equity interest of Liaoning Sunshine legitimately held by the Pledgor.

1.3	“Principle Agreements”: the “Purchase Agreement for Acquisition of Equity Interest” and the “Voting Rights Agreement”.

1.4	“Default”: any circumstances set out in Article 7.1 of this contract.

1.5	“Notice of Default”: such notice made by the Pledgee under this contract to announce the Default.

2. The Pledge

The Pledgor will make a Pledge over its 100% equity interest in Liaoning Sunshine in favor of the Pledgee as the guarantee for all of its obligations under the Principle Agreements.

3. Registration of the Pledge

3.1	The Pledgor should, within one week from the signing date of this contract, urge Liaoning Sunshine to record the Pledgee’s pledge of the equity interest in the Register of Shareholders. The copies of the Register of the Shareholders sealed with Liaoning Sunshine’s company chop, together with the original copy of the Certificate of Equity Contribution, should be delivered to and kept by the Pledgee for custody. The Pledgor should make sure that no other Register of Shareholders is kept by Liaoning Sunshine.

3.2	Both parties mutually agreed that whenever applicable, due effort will be put into, and to procure, having the record of the Pledge under this contract properly filed in the Industrial and Commercial Administration with which Liaoning Sunshine was incorporated. However, both parties confirm that unless it is mandatory required by the PRC law, such filing shall not affect the validity of this contract.

4. Rights of the Pledgee

4.1	In case the Pledgor fails to fulfill such obligations stated in the Principle Agreements, the Pledgee is entitled to, in compliance with the law of PRC and duly approved by all relevant government departments, acquire the equity interest, or demand the Pledgor to assign such equity interest to a designated third party, or enjoy priority in recovery from the selling price of equity interest set in auction or sales.

4.2	Dividends derived from the equity interest belong to the Pledgor.

5. Representations and Warranties of the Pledgee

5.1	Pledgor is the legitimate holder of the equity interest.

5.2	Except for the interest of the Pledgee, the Pledgor did not create any pledge or encumbrance on the equity interest.

6. Undertaking of the Pledgee

6.1	Within the period of this contract, the Pledgor undertakes to the Pledgee for sake of the Pledgee’s benefits that, no equity interest will be transferred without the prior written consent of the Pledgee, and there is no such other encumbrance on the equity which might affect the rights and interests of the Pledgee.

6.2	The Pledgor undertakes to the Pledgee that, it shall sign any document related to the change in equity interest with the Pledgee or its designated third party (as and when necessary), and provide the Pledgee with all notice, orders or decision in regard to the Pledge deemed necessary.

6.3	The Pledgor undertakes to the Pledgee that for the interest of the Pledgee, the Pledgor will observe, implement all warranties and undertakings. If the Pledgor does not implement or not fully implement its warranties and undertakings the Pldegor shall compensate the Pldegee all damages caused.

7. Default Liability

7.1	The following constitutes a breach:

7.1.1	The Pledgor does not fulfill its obligations under the Principle Agreements;

7.1.2	There is substantive misleading or error in the representations or warranties in Article 5 of the contract made by the Pledgor, and/or the Pledgor breaches the warranties in Article 5 of this contract;

7.1.3	The Pledgor breaches the undertaking in Article 6 of this contract;

7.1.4	The Pedgor breaches other terms of this contract;

7.1.5	The Pledgor disposes of the pledged equity or transfer the pledged equity without written consent of the Pledgee.

7.2	If any event in Article 7.1 is noticed or becomes aware or events which may lead to the above events have happened, the Pledgor shall notice the Pledgee immediately.

7.3	Unless the default in Article 7.1 is fully settled to the satisfaction of the Pledgee, the Pledgee shall, by giving breach notice to the Pledgee at the time of or any time after the occurrence of the default, request the Pledgor to exercise the Pledge in accordance to Article 8 of this contract.

8. The Exercise of the Pledge

8.1	The Pledgee shall give breach notice to Pledgor when it exercises the Pledge.

8.2	Subject to Article 7.3, the Pledgee shall have the right to dispose the Pledge at the time of any time after the issuance of the breach notice.

8.3	As long as it is permitted by PRC law and all necessary approvals have been obtained from all relevant government departments, the Pledgee may acquire the equity interest, or demand the Pledgor to assign such equity interest to a designated third party, or enjoy priority in recovery from the selling price of equity interest set in auction or sales.

8.4	When the Pledge disposes of the Pledge pursuant to the provisions hereunder, the Pledgor shall not hinder and shall provide necessary assistance for the Pledgee to exercise its rights.

9. Transfer of the Contract

9.1	Unless obtaining prior consent from the Pledgee, the Pledgor has no right to transfer the rights and obligations hereunder.

9.2	The contract shall be binding on the Pledgor and its successor, and apply to the Pledgee and any of its successors or assignee as permitted by the Pledgee.

9.3	The Pledgee can transfer any and all rights and obligations under the Principle Agreements to a designated third party if it is permitted by law. The transferee is entitled to the rights and obligations of the Pledgee hereunder. When the Pledgee transfers the rights and obligations under the Principle Agreements, it shall give written notice to the Pledgor and the Pledgor shall sign agreement and/or documents in relation to the transfer.

9.4	The change of Pledgee as a result of transfer requires signing of a separate pledge contract by the new parties.

10. Validity and Term

The Contract shall take effect from the date first above written and the date with the equity pledge is recorded on the Register of Shareholders of Liaoning Sunshine.

11. Termination

The Contract is terminated when the Pledgor is not obligated for the responsibilities of the Principle Agreements.

12. Confidentiality

The Parties acknowledge and confirm that any verbal and written information exchanged in relation to the contract is confidential. Both parties have to keep the confidentiality of such information. Without the written consent of the other party, either party shall not disclose any information to any third person other than for the following reasons: (a) the public becomes aware or will be aware of the information (not disclosed by the recipient of the information by breaching this provision); (b) information disclosure as required by relevant laws and regulations or stock exchanges; or (c) information disclosure to the legal or financial advisor, who shall assume the same confidentiality obligations similar to the ones hereunder. The leakage of information by employee or engaged institution of a party will be treated as the breach of the party, and have to pay damage according to the contract.

13. Settlement of Disputes

13.1	This contract shall be governed and construed by the PRC law.

13.2	Any dispute over this Agreement arisen in the performance of the same shall be settled by the Parties hereto through friendly consultation. In case the dispute cannot be settled through consultation, either party may sue at a court in the PRC with competent jurisdiction against the other party.

14. Severability of the Contract

In the event of any term is invalid or unenforceable due to inconsistency with the relevant law, the term shall be deemed as invalid only within the relevant region, and does not affect the legal validity of any other terms hereunder.

15. The Amendment and Supplement of the Contract

The parties shall amend and supplement this contract in written agreements. Any supplement agreement signed by both parties shall form an integral part of the contract and be of the same legal effect.

16. Copies of the Contract

This Agreement is written in Chinese in duplicates, with Party A and B each retaining one copy thereof, respectively. Each original shall be of the same legal effect.

IN WITNESS WHEREOF, the Parties hereby in person or authorize their respective representatives to sign this contract as of the date first above written.

The Pledgee: Shenyang Sunshine Pharmaceutical Company Limited

Authorized Representative(s): /s/ Dan Lou (affixed with the company seal of Shenyang Sunshine Pharmaceutical Company Limited)

The Pledgor: Dan Lou

Signature:	/s/ Dan Lou

Schedule A

Pledge Agreement of Equity Interest in Beijing Sunshine Bio-product Sales Company Limited, which is substantially identical to Exhibit 10.19 except as to:

Parties:	Shenyang Sunshine Pharmaceutical Company Limited
Dongmei Su, and
Shenyang Keweier Advance Technology Co., Ltd.

Date:	January 10, 2007